Exhibit 99.1

FOR RELEASE:  Thursday, July 28, 2022 at 8:30 AM (Eastern~~)~~

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2022 was $1.8 million, or $0.87 per basic and $0.82 per diluted share, compared to $1.5 million, or $0.76 per basic and $0.72 per diluted share for the same period in 2021. Net income for the six months ended June 30, 2022 was $4.0 million, or $1.99 per basic and $1.88 per diluted share, compared to $2.5 million, or $1.28 per basic and $1.22 per diluted share for the same period in 2021.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present our earnings release for the second quarter of 2022.   Net Income for the six months ended June 30, 2022 was $4.0 million compared to $2.5 million for the comparable six month period ended June 30, 2021.  Income for the second quarter ending June 30, 2022 was $1.8 million compared to $1.5 million for the same quarter ended June 30, 2021.

Mr. Strong added, “During the second quarter, we completed a strategic purchase of a bulk loan package of commercial real estate loans by our wholly owned subsidiary Oakmont Commercial.  This group of higher yielding, performing loans contributed approximately two months of income during the second quarter.  We routinely search for opportunities that will continue to add to the growth, expansion and income for our “Family of Companies.”

Mr. Strong continued, “Our loan portfolio continues to perform well with both non-performing loans as a percent of total loans receivable, net along with non-performing assets as a percent of total loans being 0.32% and 0.23%, respectively as of June 30, 2022.  Our Texas Ratio increased from 1.00% previously reported at June 30, 2021 to 3.42% at the second quarter end 2022.  One loan in our non-performing category contributed to this increase.  We believe, however, that this item is well collateralized or adequately reserved for.

Mr. Strong commented, “As we continue to focus on our expansion into the area of fee income growth through our subsidiary companies, we are seeking to expand the Bank’s entry into the Banking as a Service sector (“BaaS”) with potential FinTech company partnerships.  The Company ended the second quarter 2022 in excess of three-quarters of a billion dollars in asset size.  With the prognosis of rising rate cost and the probability of an economic slowdown, we expect the opportunity to add capital in one form or another will become more focused, currently rather than later in our planning horizon.  The Company’s Board of Directors and management are focused on the support required along with optimal timing in order to support the Company’s pattern of growth and profitability.

Mr. Strong concluded, “We are very pleased to report an increase in stockholders’ equity over the six months ending June 30, 2022 when compared to December 31, 2021, by approximately $5.3 million or 14.3%.  As always, in conjunction with historically having maintained a strong repurchase plan, our current and continued business strategy focuses on long-term growth, profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021.  Under the first round, the Company funded 854 PPP loans totaling $95.1 million.  As of June 30, 2022, 853 of these first round PPP loans totaling $94.6 million were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 985 PPP loans totaling $88.4 million. As of June 30, 2022, 882 of the second round PPP loans totaling $75.1 million have been forgiven under the SBA forgiveness program.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $2.3 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont. Quaint Oak Bank reflects the 49% interest it does not hold in Oakmont in its consolidated financial statements as noncontrolling interest.

Comparison of Quarter-to-Date Operating Results

Net income amounted to $1.8 million for the three months ended June 30, 2022, an increase of $261,000, or 17.3%, compared to net income of $1.5 million for the three months ended June 30, 2021.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $1.8 million, and an increase in net interest income of $1.1 million, partially offset by an increase in non-interest expense of $1.8 million, an increase in the provision for loan losses of $151,000, and an increase in the provision for income taxes of $91,000.

The $1.1 million, or 22.7%, increase in net interest income for the three months ended June 30, 2022 over the comparable period in 2021 was driven by a $1.5 million, or 25.1%, increase in interest income, partially offset by a $392,000 increase in interest expense. The increase in interest income was primarily due to a $104.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $485.8 million for the three months ended June 30, 2021 to an average balance of $590.1 million for the three months ended June 30, 2022, and had the effect of increasing interest income $1.2 million.  Also contributing to the increase in interest income was a 16 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.72% for the three months ended June 30, 2021 to 4.88% for the three months ended June 30, 2022, and had the effect of increasing interest income $230,000.  Contributing to both the increase in average balance of loans receivable, net and yield was the purchase of a $55.5 million commercial real estate loan portfolio by Oakmont Commercial, LLC in April, 2022.

The $392,000, or 35.4%, increase in interest expense for the three months ended June 30, 2022 over the comparable period in 2021 was primarily attributable to a $52.6 million increase in average FHLB long-term borrowings which increased from an average balance of $26.4 million for the three months ended June 30, 2021 to an average balance of $79.1 million for the three months ended June 30, 2022, and had the effect of increasing interest expense by $258,000.  Also contributing to the increase in interest expense was a $77.1 million increase in average money market accounts which increased from an average balance of $178.0 million for the three months ended June 30, 2021 to an average balance of $255.1 million for the three months ended June 30, 2022, and had the effect of increasing interest expense by $125,000. Also contributing to the increase in money market interest expense was a 10 basis point increase in the rate on average money market accounts, which increased from 0.65% for the three months ended June 30, 2021 to 0.75% for the three months ended June 30, 2022, and had the effect of increasing interest expense by $63,000. Both the increase in money market average balance and rate was impacted by a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank. Partially offsetting this increase in interest expense was a 22 basis point decrease in the rate on average certificate of deposit accounts, which decreased from 1.15% for the three months ended June 30, 2021 to 0.93% for the three months ended June 30, 2022, and had the effect of decreasing interest expense by $102,000. Also partially offsetting the increase in interest expense was a $32.6 million decrease in average FRB long-term borrowings which decreased from an average balance of $34.2 million for the three months ended June 30, 2021 to an average balance of $1.7 million for the three months ended June 30, 2022, and had the effect of decreasing interest expense by $28,000. The average interest rate spread increased from 3.28% for the three months ended June 30, 2021 to 3.37% for the three months ended June 30, 2022 while the net interest margin increased from 3.50% for the three months ended June 30, 2021 to 3.54% for the three months ended June 30, 2022.

The $151,000, or 33.7%, increase in the provision for loan losses for the three months ended June 30, 2022 over the three months ended June 30, 2021 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2022.

The $1.8 million, or 71.0%, increase in non-interest income for the three months ended June 30, 2022 over the comparable period in 2021 was primarily attributable to a $1.5 million, or 114.1%, increase in net gain on loans held for sale, a $302,000, or 57.9%, increase in mortgage banking, equipment lending, and title abstract fees, a $31,000, or 60.8%, increase in other fees and service charges, and a $31,000, or 93.9%, increase in real estate commissions, net.  The increase in net gain on loans held for sale was primarily due to the sale of $75.3 million of equipment loans during the three months ended June 30, 2022.  These increases were partially offset by a $45,000, or 100.0%, decrease in gain on sale of investment securities available for sale, a $32,000, or 48.5%, decrease in gain on sale of SBA loans, and a $20,000, or 6.1%, decrease in net loan servicing income.

The $1.8 million, or 36.3%, increase in non-interest expense for the three months ended June 30, 2022 over the comparable period in 2021 was primarily due to a $1.5 million, or 42.2%, increase in salaries and employee benefits expense, a $171,000, or 53.6%, increase in other expense, a $79,000, or 20.4%, increase in occupancy and equipment expense, a $40,000, or 54.8%, increase in FDIC deposit insurance assessment, a $32,000, or 26.2%, increase in advertising expense, a $12,000, or 20.0%, increase in Directors’ fees and expenses, and a $10,000, or 4.6%, increase in professional fees. The increase in salaries and employee benefits is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended June 30, 2022 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in non-interest expense was partially offset by a $39,000, or 19.3%, decrease in data processing expense, and a $3,000, or 100.0%, decrease in other real estate owned expenses.

The provision for income tax increased $91,000, or 16.1%, from $567,000 for the three months ended June 30, 2021 to $658,000 for the three months ended June 30, 2022 due primarily to the increase in pre-tax income.

Comparison of Year-to-Date Operating Results

Net income amounted to $4.0 million for the six months ended June 30, 2022, an increase of $1.5 million, or 58.3%, compared to net income of $2.5 million for the six months ended June 30, 2021.  The increase in net income on a comparative six-month basis was primarily the result of an increase in non-interest income of $4.5 million, and an increase in net interest income of $2.9 million, partially offset by an increase in non-interest expense of $3.2 million, an increase in the provision for loan losses of $576,000, and an increase in the provision for income taxes of $528,000.

The $2.9 million or 34.9%, increase in net interest income for the six months ended June 30, 2022 over the comparable period in 2021 was driven by a $2.9 million, or 27.5%, increase in interest income, partially offset by a $27,000, or 1.1%, increase in interest expense.  The increase in interest income was primarily due to an $85.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $473.5 million for the six months ended June 30, 2021 to an average balance of $559.3 million for the six months ended June 30, 2022, and had the effect of increasing interest income $1.9 million. Also contributing to the increase in interest income was a 40 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.43% for the six months ended June 30, 2021 to 4.83% for the six months ended June 30, 2022, and had the effect of increasing interest income $1.1 million. Contributing to both the increase in average balance of loans receivable, net and yield was the purchase of a $55.5 million commercial real estate loan portfolio by Oakmont Commercial, LLC in April, 2022.

The $27,000, or 1.1%, increase in interest expense was primarily attributable to a $26.2 million increase in average FHLB short-term borrowings which increased from $1.5 million for the six months ended June 30, 2021 to $27.7 million for the six months ended June 30, 2022, and had the effect of increasing interest expense by $113,000. Also contributing to the increase in interest expense was a $20.4 million increase in average money market accounts which increased from an average balance of $153.7 million for the six months ended June 30, 2021 to an average balance of $226.7 million for the six months ended June 30, 2022, and had the effect of increasing interest expense by $251,000. The increase in money market average balance was impacted by a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank. This increase in money market interest expense was partially offset by a nine basis point decrease in the rate on average money market accounts, which decreased from 0.69% for the six months ended June 30, 2021 to 0.60% for the six months ended June 30, 2022, and had the effect of decreasing interest expense by $97,000. This increase in interest expense was partially offset by a 29 basis point decrease in the rate on average certificate of deposit accounts, which decreased from 1.23% for the six months ended June 30, 2021 to 0.92% for the six months ended June 30, 2022, and had the effect of decreasing interest expense by $287,000.  The average interest rate spread increased from 2.96% for the six months ended June 30, 2021 to 3.57% for the six months ended June 30, 2022 while the net interest margin increased from 3.18% for the six months ended June 30, 2021 to 3.73% for the six months ended June 30, 2022.

The $576,000, or 82.1%, increase in the provision for loan losses for the six months ended June 30, 2022 over the six months ended June 30, 2021 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2022.

The $4.5 million, or 85.7%, increase in non-interest income for the six months ended June 30, 2022 over the comparable period in 2021 was primarily attributable to a $4.5 million, or 177.2%, increase in net gain on loans held for sale, a $408,000, or 38.7%, increase in mortgage banking, equipment lending, and title abstract fees, a $75,000, or 43.4%, increase in other fees and service charges, a $61,000, or 95.3%, increase in real estate commissions, net, and a $15,000, or 6.3%, increase in insurance commissions.  The increase in net gain on loans held for sale was primarily due to the sale of $183.2 million of equipment loans during the six months ended June 30, 2022.  These increases were partially offset by a $362,000, or 100.0%, decrease in gain on sale of investment securities available for sale, a $100,000, or 37.5%, decrease in gain on sale of SBA loans, and a $77,000, or 14.0%, decrease in net loan servicing income.

The $3.2 million, or 33.7%, increase in non-interest expense for the six months ended June 30, 2022 over the comparable period in 2021 was primarily due to a $2.6 million, or 38.6%, increase in salaries and employee benefits expense, a $225,000, or 34.7%, increase in other expense, a $135,000, or 59.5%, increase in advertising expense, a $122,000, or 16.0%, increase in occupancy and equipment expense, a $105,000, or 84.7%, increase in FDIC deposit insurance assessment, a $31,000, or 8.1%, increase in professional fees, and a $15,000, or 11.7%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the six months ended June 30, 2022 also contributed to the increases in occupancy and equipment expense, professional fees, advertising expense, and other expense. The increase in non-interest expense was partially offset by a $47,000, or 11.5%, decrease in data processing expense, and a $12,000, or 100.0%, decrease in other real estate owned expenses.

The provision for income tax increased $528,000, or 53.3%, from $991,000 for the six months ended June 30, 2021 to $1.5 million for the six months ended June 30, 2022 due primarily to the increase in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at June 30, 2022 were $751.9 million, an increase of $197.8 million, or 35.7%, from $554.1 million at December 31, 2021.  This growth in total assets was primarily due to a $143.5 million, or 35.5%, increase in loans receivable, net, and a $68.2 million, or 636.9%, increase in cash and cash equivalents. These increases were partially offset by a $17.5 million, or 16.2%, decrease in loans held for sale, and a $578,000, or 14.3%, decrease in investment securities available for sale. The largest increases within the loan portfolio occurred in commercial real estate loans which increased $113.8 million, or 62.0%, multi-family residential loans which increased $14.2 million, or 48.4%, one-to-four family owner occupied loans which increased $5.7 million, or 58.0%, and construction loans which increased $9.9 million, or 62.2%. The increase in commercial real estate loans was primarily due to the purchase of a $55.5 million loan portfolio by Oakmont Commercial, LLC in April, 2022.

Loans held for sale decreased $17.5 million, or 16.2%, from $107.8 million at December 31, 2021 to $90.3 million at June 30, 2022 as the Bank originated $176.9 million in equipment loans held for sale and sold $183.2 million of equipment loans during the six months ended June 30, 2022. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $70.2 million of one-to-four family residential loans during the six months ended June 30, 2022 and sold $81.4 million of loans in the secondary market during this same period.

Total deposits increased $142.6 million, or 31.9%, to $589.8 million at June 30, 2022 from $447.2 million at December 31, 2021. This increase in deposits was primarily attributable to increases of $127.3 million, or 63.4%, in money market accounts, $8.8 million, or 13.6%, in non-interest bearing checking accounts, and $6.8 million, or 3.8%, in certificates of deposit. The increase in deposits was partially offset by a $295,000, or 16.1%, decrease in savings accounts and a $5,000, or 47.7%, decrease in passbook accounts. The increase in money market accounts was primarily due to a $150.0 million deposit in May, 2022 through a deposit placement agreement with a third party bank.

Total Federal Home Loan Bank (FHLB) borrowings increased $50.0 million, or 101.6%, to $99.2 million at June 30, 2022 from $49.2 million at December 31, 2021. During the six months ended June 30, 2022, the Company borrowed $63.3 million of FHLB short-term borrowings and $80.0 million of FHLB long-term borrowings and paid down $89.3 million of FHLB short-term borrowings and $4.0 million of FHLB long-term borrowings. Federal Reserve Bank (FRB) long-term borrowings decreased $3.9 million, or 100.0%, to none at June 30, 2022 from $3.9 million at December 31, 2021 as the Company paid off first round PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  The Company did not utilize the FRB’s PPPLF to fund second round PPP loans.

Total stockholders’ equity increased $5.3 million, or 14.3%, to $42.2 million at June 30, 2022 from $36.9 million at December 31, 2021.  Contributing to the increase was net income for the six months ended June 30, 2022 of $4.0 million, net income attributable to noncontrolling interest of $1.5 million, common stock earned by participants in the employee stock ownership plan of $175,000, amortization of stock awards and options under our stock compensation plans of $84,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $33,000 and the reissuance of treasury stock for exercised stock options of $148,000. These increases were partially offset by dividends paid of $485,000, noncontrolling interest distribution of $175,000, other comprehensive loss, net of $41,000, and the purchase of treasury stock of $28,000.

Non-performing loans at June 30, 2022 consisted of two loans on non-accrual status in the amount of $1.7 million. The non-performing loans at June 30, 2022 are generally well-collateralized or adequately reserved for. The allowance for loan losses as a percent of total loans receivable, net was 1.18% at June 30, 2022 and 1.30% at December 31, 2021. Non-performing assets amounted to $1.7 million, or 0.23% of assets at June 30, 2022 compared to $9,000 at December 31, 2021.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include, Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations with the exception of Quaint Oak Real Estate, LLC, which operates solely in Pennsylvania. Quaint Oak Bank also has a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.

Consolidated Balance Sheets

(In Thousands)

	At June 30, 2022	At December 31, 2021
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$78,889	$10,705
Investment in interest-earning time deposits	8,211	7,924
Investment securities available for sale at fair value	3,455	4,033
Loans held for sale	90,327	107,823
Loans receivable, net of allowance for loan losses (2022: $6,540; 2021: $5,262)	547,426	403,966
Accrued interest receivable	3,654	3,139
Investment in Federal Home Loan Bank stock, at cost	4,200	2,178
Bank-owned life insurance	4,179	4,137
Premises and equipment, net	3,313	2,653
Goodwill	2,573	2,573
Other intangible, net of accumulated amortization	198	222
Prepaid expenses and other assets	5,497	4,762
Total Assets	$751,922	$554,115

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$73,534	$64,731
Interest-bearing	516,231	382,435
Total deposits	589,765	447,166
Federal Home Loan Bank short-term borrowings	-	26,000
Federal Home Loan Bank long-term borrowings	99,193	23,193
Federal Reserve Bank borrowings	-	3,895
Subordinated debt	7,949	7,933
Accrued interest payable	428	174
Advances from borrowers for taxes and insurance	4,156	2,856
Accrued expenses and other liabilities	8,252	5,989
Total Liabilities	709,743	517,206
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	38,694	34,789
Noncontrolling Interest	3,485	2,120
Total Stockholders’ Equity	42,179	36,909
Total Liabilities and Stockholders’ Equity	$751,922	$554,115

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Interest Income
Interest on loans, including fees	$7,200	$5,735	$13,500	$10,478
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	108	108	181	254
Total Interest Income	7,308	5,843	13,681	10,732

Interest Expense
Interest on deposits	907	792	1,527	1,668
Interest on Federal Home Loan Bank short-term borrowings	53	-	75	6
Interest on Federal Home Loan Bank long-term borrowings	389	129	501	268
Interest on Federal Reserve Bank long-term borrowings	1	29	4	69
Interest on subordinated debt	130	130	260	260
Interest on other short-term borrowings	18	26	27	96
Total Interest Expense	1,498	1,106	2,394	2,367

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net Interest Income	$5,810	$4,737	$11,287	$8,365
Provision for Loan Losses	599	448	1,278	702
Net Interest Income after Provision for Loan Losses	5,211	4,289	10,009	7,663

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	824	522	1,461	1,053
Real estate sales commissions, net	64	33	125	64
Insurance commissions	139	133	255	240
Other fees and services charges	82	51	248	173
Net loan servicing income	308	328	474	551
Income from bank-owned life insurance	22	21	43	40
Net gain on loans held for sale	2,858	1,335	7,068	2,550
Gain on the sale of SBA loans	34	66	167	267
Gain on the sale of investment securities available for sale	-	45	-	362
Total Non-Interest Income	4,331	2,534	9,841	5,300

Non-Interest Expense

Salaries and employee benefits	4,891	3,439	9,482	6,839
Directors' fees and expenses	72	60	143	128
Occupancy and equipment	466	387	886	764
Data processing	163	202	360	407
Professional fees	228	218	412	381
FDIC deposit insurance assessment	113	73	229	124
Other real estate owned expenses	-	3	-	12
Advertising	154	122	362	227
Amortization of other intangible	12	12	24	24
Other	490	319	873	648
Total Non-Interest Expense	6,589	4,835	12,771	9,554
Income before Income Taxes	$2,953	$1,988	$7,079	$3,409
Income Taxes	658	567	1,519	991
Net Income	$2,295	$1,421	$5,560	$2,418
Net Income (Loss) Attributable to Noncontrolling Interest	$525	$(88)	$1,541	$(121)
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,770	$1,509	$4,019	$2,539

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.87	$0.76	$1.99	$1.28
Average shares outstanding – basic	2,038,479	1,991,617	2,023,511	1,985,844
Earnings per share – diluted	$0.82	$0.72	$1.88	$1.22
Average shares outstanding - diluted	2,161,277	2,091,490	2,142,169	2,078,980
Book value per share, end of period	$18.91	$15.51	$18.91	$15.51
Shares outstanding, end of period	2,045,721	2,004,015	2,045,721	2,004,015

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.46%	4.32%	4.52%	4.08%
Average rate on interest-bearing liabilities	1.09%	1.04%	0.95%	1.12%
Average interest rate spread	3.37%	3.28%	3.57%	2.96%
Net interest margin	3.54%	3.50%	3.73%	3.18%
Average interest-earning assets to average interest-bearing liabilities	119.09%	127.35%	120.49%	124.57%
Efficiency ratio	69.05%	66.50%	64.34%	69.92%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net			0.32%	n/m*
Non-performing assets as a percent of total assets			0.23%	0.07%
Allowance for loan losses as a percent of non-performing loans			377.67%	n/m*
Allowance for loan losses as a percent of total loans receivable, net			1.18%	0.99%
			3.42%	1.00%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

*n/m - not meaningful

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059